Exhibit 3.3

CERTIFICATE OF INCORPORATION

VERRAZANO, INC.

Under Section 402 of the Business Corporation Law.

The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

FIRST: The name of the corporation is VERRAZANO, INC.

SECOND: The purposes for which the corporation is formed are:

To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department board agency or other body without such approval or consent first being obtained.

To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

To construct, build, purchase, lease or otherwise, acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and goodwill of any persons, firms, associations or corporations.

The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.

THIRD: The office of the corporation is to be located in the County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.

FIFTH: In the event of the increase of the authorized preferred shares, the holders of the preferred shares of the corporation at that time outstanding shall have the exclusive right to subscribe pro rata to their holdings, for the preferred shares so to be issued, and no holders of common shares shall have any right, preemptive or other, to subscribe for any of such preferred shares to be issued; or in the event of the increase of the authorized common shares of the corporation, the holders of the common shares of the corporation, at that time outstanding shall have the exclusive right to subscribe pro rata to their holdings, for the common shares so issued, and no holder of the preferred shares shall have any right, preemptive or other to subscribe for any such common shares so to be issued.

SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

Silverberg, Stonehill &
Goldsmith, P.C.
111 West 40th Street
33rd Floor
New York, New York 10018

SEVENTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

IN WITNESS WHEREOF, this certificate has been subscribed to this 22nd day of January, 2004 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Lawrence A. Kirsch
LAWRENCE A. KIRSCH 90 State Street Albany, New York